FOR IMMEDIATE RELEASE

Nordson Accelerates Operating Margin Improvement Activities

•	Company Targets Two Percentage Point Improvement by Fiscal 2010

WESTLAKE, Ohio September 10, 2008 – Nordson Corporation (Nasdaq: NDSN) today announced an acceleration of ongoing operational improvement activities that is expected to improve an already strong operating margin by two percentage points by the company’s 2010 fiscal year.

In a continuation of strategic actions that have enabled the company to increase operating margins by five percentage points over the last decade, Nordson will accelerate a combination of non-workforce related efficiencies and workforce reductions in North America and Europe over the next 14 months that are expected to achieve savings of approximately $30 million in operating expenses. Major areas of improvement include the streamlining of marketing and sales organizations, optimization of engineering and information technology resources, rationalization of products, and continued integration of recent acquisitions. The company also expects to reduce exposure to certain underperforming markets, which will have a minimal effect on revenue.

Nordson expects some of the reduction in its workforce resulting from improvement actions will be accomplished through voluntary retirements and attrition. Employees affected by the changes will be offered severance packages and outplacement assistance.

The company anticipates that non-recurring severance and related costs for implementation of its actions will total approximately $20 million, with approximately $7 million in charges occurring in the fourth quarter ending October 31, 2008 and the remainder occurring in fiscal year 2009. These charges will reduce the current year’s fourth quarter earnings by approximately $0.13 per share.

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“Over the past ten years, we have improved the ratio of SG&A expenses to sales by five percentage points,” said Edward P. Campbell, Nordson Chairman, President, and CEO. “This has directly translated to improving operating margins as well, with the average margin through the first nine months of fiscal 2008 at 17 percent, and the last two quarters at 18 percent. Successful implementation of the improvements we are describing today would enable Nordson operating margins to improve by two percentage points over where they would otherwise be in 2010.”

“In making these changes now, we are being proactive at a time when Nordson is performing well,” continued Campbell. “While we continue to identify improvement opportunities throughout the organization, the greatest current gains are to be had in targeted portions of our Industrial Coating and Adhesive Dispensing segments in Europe and North America. We believe our efforts will provide Nordson the financial flexibility to respond to any opportunities or challenges that may arise in the near term and for years to come.”

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 4,100 employees worldwide, and direct operations and sales support offices in 34 countries.

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Media Contact:
James R. Jaye, Director, Corporate Communications
(440) 414-5639 jjaye@nordson.com